EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 4 to the Registration Statement of Applied Minerals, Inc. (the "Company") on Form S-1/A to be filed on March 31, 2014 of our report dated March 13, 2014, on our audits of the consolidated financial statements and financial statement schedule as of December 31, 2013 and 2012 and for the years then ended and for the period from January 1, 2009 (beginning of exploration stage) to December 31, 2013 and the effectiveness of the Company's internal control over financial reporting as of December 31, 2013, which report was included in the Annual Report on Form 10-K filed March 14, 2014. The Company's financial statements for the period from January 1, 2009 to December 31, 2011 were audited by PMB Helin Donovan, LLP ("PMB") whose report dated March 15, 2012 expressed an unqualified opinion on those statements. The financial statements for the period from January 1, 2009 to December 31, 2011 reflect a net loss of $19,016,551 that is included in the related total for the period from January 1, 2009 to December 31, 2013. PMB's report has been furnished to EisnerAmper LLP, and their opinion, insofar as it relates to the amounts included for such prior period is based solely on the report of PMB. We also consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-1/A.

/s/ EISNERAMPER LLP

New York, New York
March 31, 2014